Exhibit 77Q1(a)
KOBRICK INVESTMENT TRUST

Amendment No. 2 to Amended and Restated Agreement
Declaration of Trust


The undersigned, being all of the Trustees of Kobrick Investment Trust (the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Amended and Restated Agreement and Declaration of Trust, as amended by Amendment dated December 28, 1998 thereto (the
"Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, as follows:

1. The name of the Trust is hereby amended to be  "Nvest Kobrick
    Investment Trust."


The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 27th day of December, 1999.




/s/ Frederick R. Kobrick
Frederick R. Kobrick

/s/ Jay H. Atlas
Jay H. Atlas

/s/ Samuel L. Hayes, III
Samuel L. Hayes, III

/s/ Joseph P. Paster
Joseph P. Paster